Exhibit 4.4

FORM OF

AMENDMENT TO CONVERTIBLE PROMISSORY NOTE

This AMENDMENT TO CONVERTIBLE PROMISSORY NOTE (this “Amendment”) is made and entered into as of January __, 2016, by and among Advanced Inhalation Therapies (AIT) Ltd. (the “Company”), a private company registered in Israel, and _____, as Holder. Capitalized terms used but not defined herein shall have the meaning given to such terms in the Note (as defined below).

WHEREAS, the Company previously issued and sold a convertible promissory note (the “Note”) to the Holder in the original aggregate principal amount of $_____;

WHEREAS, Section 5 of the Note provides the Holder with a certain participation right (the “Participation Right”) whereby the Holder may receive an Option to purchase additional Ordinary Shares of the Company;

WHEREAS, the Company is in the process of conducting an IPO, and it is acknowledged that the underwriters to the IPO have advised the Company that the Participation Right may interfere with the consummation of an IPO;

WHEREAS, in order to facilitate an IPO, the Company and the Holder desire to enter into this Amendment to amend the Note as set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained in this Amendment, and for other consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.	Amendments.

1.1.	Subject to the consummation of an IPO, the definition of “Conversion Shares” in the Note is hereby amended and restated in its entirety to read as follows:

“Conversion Shares” shall mean the Company’s Ordinary Shares to be issued to the investors in such transaction.

1.2.	Subject to the consummation of an IPO, the definition of “Discounted Conversion Price” in the Note is hereby amended and restated in its entirety to read as follows:

“Discounted Conversion Price” shall mean the lowest price per share to be paid for the Company’s Ordinary Shares issued to any third party or parties in such transaction (not including holders of the current series of Notes in connection with the conversion thereof), multiplied by 39.5%.

1.3.	Section 5 of the Note shall be deleted in its entirety.

2.	It is hereby acknowledged that the Company currently contemplates that, pursuant to the IPO, the Company will sell to investors units (the “Units”) that consist of Ordinary Shares and warrants to purchase Ordinary Shares of the Company, which said warrants shall have an exercise price per Ordinary Share equal to 125% of the price per Ordinary Share sold in such IPO. In such an event, the Holder shall not have any right to receive such Units pursuant to a Mandatory Conversion under the Note, and any securities other than Ordinary Shares shall not be taken into account in determining the Discounted Conversion Price. It is further acknowledged that the Conversion Shares shall consist solely of Ordinary Shares similar to those issued in the IPO. It is hereby clarified that the actual price and other terms relating to the securities to be offered in the IPO are subject to change and will be determined immediately prior to the pricing in accordance with market conditions and per the underwriters and the Company’s agreement.

For example, in the event that in the IPO the Company sells to investors Units that consist of two Ordinary Shares and a Warrant to Purchase three Ordinary Shares at a price per unit of $15.00, then for the sake of this example, the lowest price per share to be paid for the Company’s Ordinary Shares shall be considered to be $7.50, and the Discounted Conversion Price will be $2.9625 = $7.50 X 39.5.

3.	Governing Law. This Amendment and all questions relating to its validity, interpretation and performance shall be governed by and construed in accordance with the laws of the state of Israel, without regard to conflicts of laws principles. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court situated in Tel Aviv, Israel, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

4.	Severability. In the event that any provision of this Amendment becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Amendment shall continue in full force and effect without said provision.

5.	Terms of Note and Amendment. Except as expressly modified hereby, all terms, conditions and provisions of the Note shall continue in full force and effect. In the event of any inconsistency or conflict between the Note and this Amendment, the terms and conditions of this Amendment shall govern and control. This Note shall bind the Holder upon Holder’s execution hereof and shall bind the Company subject to its execution hereof and the adoption of appropriate resolutions of the Company’s Board of Directors and Shareholders, as required under applicable law.

6.	Modification. This Amendment may not be altered, amended or modified in any way except by a written instrument referencing this Amendment signed by the Company and the Holder.

7.	Counterparts. This Amendment may be executed in counterparts, each of which shall be declared an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile transmission or by electronic transmission (including a .pdf delivered by electronic mail) will be as effective as delivery of a manually executed counterpart hereof.

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IN WITNESS WHEREOF, this Amendment has been executed and delivered on the date first above written.

Company:
ADVANCED INHALATION THERAPIES (AIT) LTD.
By:
Name:	Amir Avniel
Title:	Chief Executive Officer

Holder:

[Signature Page to Amendment to Convertible Note]

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